Exhibit 99.1

Orthofix International Announces

1st Quarter 2011 Results

Records Charges Related to Government Investigations

Lewisville, TX, May 5, 2011 – Orthofix International N.V. (NASDAQ:OFIX) today announced its results for the first quarter ended March 31, 2011.

Reported net sales were $139.2 million and reported net loss was $35.8 million, or ($2.00) per diluted share, for the first quarter ended March 31, 2011.

The Company announced a charge in its first quarter results of $46 million related to two pending government investigations. The Company took a charge of $43 million in anticipation of a proposed resolution of criminal and civil matters related to an investigation of its bone growth stimulation business, where it has reached an agreement in principle with the United States Attorney’s Office for the District of Massachusetts. The final settlement is subject to the negotiation and execution of definitive agreements with the United States Attorney’s Office, the United States Department of Justice, and the Office of Inspector General of the United States Department of Health and Human Services.

The Company took a further accounting charge of $3 million to establish a reserve in connection with the potential fines and penalties related to possible violations of the Foreign Corrupt Practices Act (FCPA) that it voluntarily reported to the U.S. Government last June concerning its former Mexican orthopedic distribution entity. The Company’s establishment of this reserve is based on the results of its own internal investigation and an analysis of recent similar FCPA resolutions.

Although neither of these matters has concluded, the Company believes that the costs for which the charges taken during the first quarter are probable of being incurred and paid during 2011. The Company has obtained an amendment to its current credit facility to provide additional capacity under the various restrictive covenants for the payment by the Company of the costs and expenses associated with each of these settlements.

There can be no assurance, however, that the Company will enter into consensual resolution of either of these two matters, or what the final terms of any such resolutions might be.

Sales Performance

Reported net sales were $139.2 million in the first quarter of 2011 compared to $138.8 million in the first quarter of the prior year. Foreign currency positively impacted first quarter net sales by approximately $0.5 million. Excluding the impact of exiting the vascular business and anesthesia product line and the revenue from the sports medicine billing business which was acquired in February 2011, adjusted constant currency net sales increased 2% compared to the same period of the prior year.

External net sales by market sector

	Three Months Ended March 31,
(USD in millions)	2011	2010	Reported Growth	Constant Currency Growth

Spine products
Implants and Biologics	$34.0	$29.8	14%	14%
Stimulation	38.6	41.9	-8%	-8%

Total Spine products	72.6	71.7	1%	1%

Orthopedics products	40.5	38.2	6%	4%

Sports Medicine products	24.7	23.6	5%	5%

Total Strategic products	137.8	133.5	3%	3%

Divested products	1.4	5.3	-74%	-74%

Total net sales	$139.2	$138.8	0%	0%

Note:	Some calculations may be impacted by rounding. The Divested products line above includes sales from the divested vascular business of $1.4 million and $3.1 million in the first quarter of 2011 and 2010, respectively and sales from the exited anesthesia product line of $2.2 million in the first quarter of 2010.

First quarter net sales in the Company’s spine market sector were up 1% to $72.6 million. Sales growth in our spine market sector was driven by a 14% increase in implants and biologics revenue. The stimulation products used in spine applications decreased 8% primarily as a result of the ongoing industry wide investigation of the bone growth stimulation business and industry reimbursement challenges.

Net sales in the Company’s orthopedics market sector were $40.5 million for the first quarter of 2011, which was a 6% increase and represented growth of 4% on a constant currency basis compared to the prior year. This increase was led by its external fixation platform along with the increased use of Trinity® Evolution™ in orthopedic applications.

First quarter net sales in the Company’s sports medicine market sector were $24.7 million, up 5% compared to $23.6 million in the same period of the prior year. The growth in the Company’s sports medicine market sector was due to improved performances of its bracing product lines. The first quarter of 2011 also includes revenue of $0.5 million from a billing business that was acquired during the first quarter of 2011.

The reconciliations of net sales to adjusted constant currency net sales have been included at the end of this press release.

Earnings Performance

Reported net loss for the first quarter was $35.8 million and net loss per diluted share was ($2.00). During the first quarter of 2011, the Company recorded $46.0 million, or ($2.56) per diluted share of the charges associated with the bone growth stimulation and FCPA investigations.

Excluding certain items summarized in the table below, adjusted net income in the first quarter of 2011 was $10.8 million, or $0.59 per diluted share, an increase of 26% per diluted share compared with $0.47 per diluted share in the first quarter of the prior year.

The following table reconciles reported net (loss) income and net (loss) income per diluted share to adjusted net income and adjusted net income per diluted share for the first quarters ended March 31, 2011 and 2010:

First Quarter Adjusted Net Income and Adjusted Net Income per Diluted Share	Q1 2011		Q1 2010		% Change
	($000’s)	EPS	($000’s)	EPS	($000’s)	EPS

Reported GAAP net (loss) income and net (loss) income per diluted share	$(35,801)	$(2.00)	$17,492	$0.99	-305%	-303%

Specified Items:

Charges related to U.S. Government inquiries	$46,000		—
Foreign exchange loss	$588		$146
Gain on interest rate swap	—		$(217)
Gain on sale of vascular operations, net of taxes	—		$(9,037)

Adjusted net income and adjusted net income per diluted share	$10,787	$0.59	$8,384	$0.47	29%	26%

Shares used to calculate EPS for Reported GAAP net (loss) income (in thousands)		17,937		17,757
Shares used to calculate EPS for Adjusted net income (in thousands)		18,148		17,757

Note: Share amounts used to calculate diluted EPS for Reported GAAP net loss in Q1 2011 do not include common stock equivalents because the effect of doing so would be anti-dilutive.

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

The following table reconciles operating (loss) income to adjusted operating income for the first quarters ended March 31, 2011 and 2010:

First Quarter Adjusted Operating Income	Q1 2011		Q1 2010
	($000’s)	% of Sales	($000’s)	% of Sales

Reported GAAP operating (loss) income	$(26,061)	-18.7%	$31,945	23.0%

Specified Items:

Charges related to U.S. Government inquiries	$46,000		—
Net gain on sale of vascular operations	—		$(12,551)

Adjusted operating income	$19,939	14.3%	$19,394	14.0%

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

The first quarter reported and adjusted results for 2011 also included approximately $5 million ($3.3 million net of tax) or $0.18 per diluted share of legal costs associated with these two investigations.

2011 Outlook Update

The company is reiterating its net sales guidance, which is expected to be between $580-590 million for the full year 2011. Including the Q1 specified items, reported net income for 2011 is expected to be $0.01-$0.11 per diluted share. Adjusted net income for 2011 is expected to be between $2.60-$2.70 per diluted share.

Reported and Adjusted EPS - 2011 Outlook

Reported GAAP EPS Range	$0.01-$0.11

Q1 Specified Items:
Charges related to U.S. Government inquiries	$2.56
Foreign exchange loss	$0.03

Adjusted EPS Range	$2.60-$2.70

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the first quarter of 2011. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 87421. A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 87421. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical products for the spine, orthopedics, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Texas Scottish Rite Hospital for Children, and the Cleveland Clinical Foundation. For more information about Orthofix, please visit http://www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of our products, including recently launched products, unanticipated expenditures, the resolution of pending litigation matters (including the government investigation relating to our bone growth stimulation business and the possible violations of the FCPA by our former Mexican orthopedic distribution entity), changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC). Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

–     Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$139,165	$138,823
Cost of sales	33,361	32,694

Gross profit	105,804	106,129

Operating expenses
Sales and marketing	55,598	56,290
General and administrative	22,960	21,470
Research and development	6,052	7,528
Amortization of intangible assets	1,255	1,447
Net gain on sale of vascular operations	—	(12,551)
Charges related to U.S. Government inquiries	46,000	—

	131,865	74,184

Operating (loss) income	(26,061)	31,945

Other income and expense
Interest expense, net	(2,416)	(5,846)
Other expense, net	(1,073)	(330)
Gain on interest rate swap	—	345

Other expense, net	(3,489)	(5,831)

(Loss) income before income taxes	(29,550)	26,114
Income tax expense	(6,251)	(8,622)

Net (loss) income	$(35,801)	$17,492

Net (loss) income per common share - basic	$(2.00)	$1.00

Net (loss) income per common share - diluted	$(2.00)	$0.99

Weighted average number of common shares outstanding - basic	17,937,280	17,489,315

Weighted average number of common shares outstanding - diluted	17,937,280	17,757,099

Note: Share amounts used to calculate basic and diluted net loss per common share for the three months ended March 31, 2011 are the same because the effect of including common stock equivalents would be anti-dilutive.

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$23,387	$13,561
Restricted cash	25,432	22,944
Trade accounts receivable, net	133,929	134,184
Inventories, net	93,666	84,589
Deferred income taxes	18,332	17,422
Prepaid expenses and other current assets	37,576	39,060

Total current assets	332,322	311,760

Property, plant and equipment, net	48,113	45,535
Patents and other intangible assets, net	40,372	41,457
Goodwill	182,290	176,497
Deferred taxes and other long-term assets	28,187	28,740

Total assets	$631,284	$603,989

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$2,020	$3,812
Current portion of long-term debt	10,000	7,500
Trade accounts payable	20,584	19,796
Accrued charges related to U.S. Government inquiries	46,000	0
Other current liabilities	56,972	52,418

Total current liabilities	135,576	83,526

Long-term debt	204,945	208,695
Deferred income taxes	7,819	8,102
Other long-term liabilities	5,861	2,775

Total liabilities	354,201	303,098

Shareholders’ equity:
Common shares	1,802	1,772
Additional paid-in capital	204,275	195,402
Retained earnings	62,526	98,327
Accumulated other comprehensive income	8,480	5,390

Total shareholders’ equity	277,083	300,891

Total liabilities and shareholders’ equity	$631,284	$603,989

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net (loss) income	$(35,801)	$17,492
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,339	5,398
Net gain on sale of vascular operations	—	(12,551)
Charges related to U.S. Government inquiries	46,000	—
Other non-cash adjustments	4,327	4,750
Changes in working capital	(1,086)	(11,148)

Net cash provided by operating activities	18,779	3,941

Cash flows from investing activities:
Capital expenditures	(5,653)	(4,353)
Payment made in connection with acquisition	(5,250)	—
Net proceeds from sale of assets, principally vascular operations	—	24,193

Net cash (used in) provided by investing activities	(10,903)	19,840

Cash flows from financing activities:
Net proceeds from issuance of common shares	7,326	4,613
Repayments of long-term debt	(1,250)	(19,829)
Repayments of bank borrowings, net	(1,886)	(38)
Restricted cash *	(2,442)	(4,353)
Cash payment for purchase of minority interest in subsidiary	(517)	—
Tax benefit on non-qualified stock options	585	1,628

Net cash provided by (used in) financing activities	1,816	(17,979)

Effect of exchange rate changes on cash	134	(371)

Net increase in cash and cash equivalents	9,826	5,431
Cash and cash equivalents at the beginning of period	13,561	13,328

Cash and cash equivalents at the end of period	$23,387	$18,759

* - The Company has reclassified its restricted cash from operating activities to financing activities for the periods ended March 31, 2011 and 2010. The Company deemed this as the more appropriate disclosure since the cash is restricted for use by only those parties included in the Credit Facilities.

Non-GAAP Performance Measures

The tables in this press release present reconciliations of first quarter net sales, net (loss) income and net (loss) income per diluted share, operating (loss) income and effective tax rate calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Constant Currency Net Sales”, “Adjusted Net Income and Adjusted Net Income per Diluted Share”, “Adjusted Operating Income” and “Adjusted Effective Tax Rate” that exclude the items specified in the tables. The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Adjusted Consolidated EBITDA”. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the tables below that are excluded from GAAP net sales and GAAP net (loss) income and net (loss) income per diluted share, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliations of Non-GAAP Performance Measures

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciling Items

Note: The reconciling items were tax affected in the current period at the prevailing rate within the respective jurisdictions.

•

Charges related to U.S. Government inquiries – charges associated with the potential resolution of the Department of Justice (“DOJ”) investigation of the Company’s bone growth stimulation business and the Company’s internal investigation into compliance with the Foreign Corrupt Practices Act (“FCPA”) at its orthopedic distribution entity in Mexico.

•

Foreign exchange loss – due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•

Gain on interest rate swap – the change in the fair market value of the Company’s interest rate swap that required mark-to-market accounting through the income statement due to its ineffectiveness. The Company paid off the swap approximately one year early in Q2 10.

•

Gain on sale of vascular operations, net of taxes – reported gain on the previously announced divesture of the Company’s vascular business in March 2010 along with final additional settlement obligations associated with that transaction.

Adjusted Operating Income Reconciling Items

•

Charges related to U.S. Government inquiries – charges associated with the potential resolution of the DOJ investigation of the Company’s bone growth stimulation business and the Company’s internal investigation into compliance with the FCPA at its orthopedic distribution entity in Mexico.

•

Net gain on sale of vascular operations – reported gain on the previously announced divesture of the Company’s vascular business in March 2010 along with final additional settlement obligations associated with that transaction.

First Quarter Adjusted Constant Currency Net Sales

(USD in millions)	Q1 11	Q1 10	% Change

Reported GAAP net sales	$139.2	$138.8	0%

Specified Items:

Divested vascular business	(1.4)	(3.1)
Exited anesthesia product line	—	(2.2)
Acquired sports medicine billing business	(0.5)	—

Adjusted net sales	137.3	133.6	3%

Foreign currency impact	(0.5)	—

Adjusted constant currency net sales	$136.8	$133.6	2%

Note: Some calculations may be impacted by rounding.

Adjusted Constant Currency Net Sales Reconciling Items

•

Divested vascular business – the Company sold the assets of its vascular business in Q1 10. This adjustment excludes revenue from this business generated in first quarter 2010 as well as the revenue generated in first quarter 2011 from the transition services supply agreement that commenced upon the sale of the business. The adjustment also excludes revenues recognized in 2010 prior to the March 2010 sale date.

•	Exited anesthesia product line – the Company exited its anesthesia product line after the expiration of its distribution agreement in the United Kingdom during Q2 10.

•	Acquired sports medicine billing business – the Company acquired a sports medicine billing business in February 2011. The adjustment represents net sales recognized since the acquisition date.

•

Foreign currency impact – the Company is exposed to foreign exchange movements in its non-denominated U.S. Dollar jurisdictions that positively or negatively impact local currency net sales compared to the prior year.

Adjusted Consolidated EBITDA

	Q1 11	TTM 3/31/11
	($000’s)	($000’s)
Net Loss	$(35,801)	$(9,085)

Depreciation and amortization	5,339	22,463
Interest expense	2,298	13,278
Loss on refinancing of senior secured term loan	—	550
Gain on interest rate swap	—	(909)
Tax expense	6,251	25,819
Share-based compensation	1,509	6,634
Net gain on sale of vascular operations	—	532
Other non-cash items	1,198	1,365
Charges related to U.S. Government inquiries	50,000	50,000

Adjusted Consolidated EBITDA	$30,794	$110,647

NOTE: Adjusted Consolidated EBITDA is computed pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010 and amended as of May 4, 2011. The credit agreement was filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 31, 2010 and the amendment will be filed on Form 8-K on May 5, 2011. These documents can be found at the SEC’s website at www.SEC.gov.

Adjusted Consolidated EBITDA

•	Depreciation and amortization – non-cash depreciation and amortization expenses.

•	Interest expense – interest expense related to outstanding debt.

•	Loss on refinancing of senior secured term loan – the write-off of the remaining capitalized debt issuance costs associated with the Company’s prior credit facility.

•

Gain on interest rate swap – the change in the fair market value of the Company’s interest rate swap that required mark-to-market accounting through the income statement due to its ineffectiveness. The Company paid off the swap approximately one year early in Q2 10.

•	Tax expense – income tax expenses incurred by the Company.

•	Share-based compensation – non-cash equity compensation expenses.

•	Net gain on sale of vascular operations – represents the Company’s sale of its vascular business during the first quarter of 2010 and subsequent costs incurred.

•	Other non-cash items – certain non-cash charges (credits) including foreign exchange gains and losses and the amortization of debt issuance costs.

•

Charges related to settlements of U.S. Government inquiries – charges associated with the potential settlement of the DOJ investigation of the Company’s bone growth stimulation business, including the first quarter 2011 legal fees related to this matter incurred by the Company, and the Company’s internal investigation into compliance with the FCPA at its orthopedic distribution entity in Mexico.

First Quarter Adjusted Effective Tax Rate	Q1 2011			Q1 2010
	Taxable Income/(Loss) ($000’s)	Tax Expense ($000’s)	Effective Rate %	Taxable Income ($000’s)	Tax Expense ($000’s)	Effective Rate %

Reported GAAP	$(29,550)	$(6,251)	-21%	$26,114	$(8,622)	33%

Specified Items:

Charges related to U.S. Government inquiries	$46,000	—		—	—
Net gain on sale of vascular operations	—	—		$(12,551)	$3,514

Adjusted	$16,450	$(6,251)	38%	$13,563	$(5,108)	38%

Note: Some calculations may be impacted by rounding.

Adjusted Effective Tax Rate Reconciling Items

•

Charges related to U.S. Government inquiries – charges associated with the potential resolution of the DOJ investigation of the Company’s bone growth stimulation business and the Company’s internal investigation into compliance with the FCPA at its orthopedic distribution entity in Mexico for which no tax benefit has been recorded due to the uncertainty of their deductibility for income tax purposes.

•

Net gain on sale of vascular operations – reported gain on the previously announced divesture of the Company’s vascular business in March 2010 along with final additional settlement obligations associated with that transaction which was taxed in various jurisdictions which resulted in a favorable impact to the effective tax rate.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business units. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Contact:	Brian McCollum, Chief Financial Officer
brianmccollum@orthofix.com
(214) 937-2927

Source: Orthofix International N.V.